AMENDMENT NUMBER 1 TO
                               SECURITY AGREEMENT


                  AMENDMENT NUMBER 1 TO SECURITY AGREEMENT (this "Amend ment"), dated as of July 14, 2000 by and among UNION ACCEPTANCE FUNDING CORPORATION, an Indiana corporation, as seller (in such capacity, the "Seller"), UAFC-1 CORPORATION, a Delaware corporation, as debtor (in such capacity, the "Debtor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation ("UAC"), individually and in its capacity as collection agent (in such capacity, the "Collection Agent"), ENTER PRISE FUNDING CORPORATION, a Delaware corporation (the "Company"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as collateral agent and agent for the Company and the Bank Investors, and as administrative agent (in such capacities, the "Collateral Agent", the "Agent" and the "Administrative Agent", respectively) amending that certain Security Agreement dated as of May 25, 2000 (the "Security Agreement").

                  WHEREAS, the parties hereto mutually desire to make certain amendments to the Security Agreement as hereinafter set forth.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  SECTION 1. Defined Terms. As used in this Amendment, and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings as signed thereto in the Security Agreement.

          (a) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Net Yield" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Net Yield" shall mean, as calculated on each Determination Date, the product of (i) 12 and (ii) a fraction, the numerator of which is (x) the Avail able Funds less the aggregate amount of Carrying Costs accrued during the related Settlement Period less the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during the related Settle ment Period net of the aggregate amount of recoveries received during such Settlement Period, and the denominator of which is
                  (y) the average daily Net



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                  Investment for such Settlement  Period. The Net Yield shall be expressed as a percentage. For purposes of calculating the Noteholder's Percentage, the Net Yield will equal the Target Net Yield for any Settlement Period during which the Net Investment equals zero on any day during the Settlement Period."

         (b) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Prime Percentage" and replacing it with the following:

                  ""Prime Percentage" shall mean a percentage (not greater than 100%) equal to a fraction where (a) the numerator is the product of (i) the Net Receivables Balance of all Prime Receivables and (ii) 98.25% and (b) the denominator is the Net Investment minus the amount on deposit in the Prefunding Account."

                  SECTION 2. Limited Scope. This amendment is specific to the circumstanc es described above and does not imply any future amendment or waiver of rights allocated to the Debtor, the Collection Agent, the Agent, the Administrative Agent or the Collateral Agent under the Security Agreement.

                  SECTION 3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 4. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 5. Ratification. Except as expressly affected by the provisions hereof, the Security Agreement as amended shall remain in full force and effect in accor dance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Security Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Security Agreement as amended by this Amendment.

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IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  and  delivered  this
Amendment Number 1 as of the date first written above.

                                             ENTERPRISE FUNDING CORPORATION,
                                               as Company

                                             By: /s/ Bernard J. Angelo
                                                 Name: Bernard J. Angelo
                                                 Title:



                                             UAFC-1 CORPORATION,
                                               as Debtor

                                             By: /s/ Leeanne W. Graziani
                                                 Name:
                                                 Title:



                                             UNION ACCEPTANCE FUNDING
                                               CORPORATION, as Seller

                                             By: /s/ Rick A. Brown
                                                 Name: Rick A. Brown
                                                 Title:





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                         UNION ACCEPTANCE CORPORATION,
                           individually and as Collection Agent



                         By: /s/ Melanie S. Otto
                             Name: Melanie S. Otto
                             Title:



                         BANK OF AMERICA, N.A.,
                          individually and as Collateral Agent, Administrative
                         Agent, Agent and Bank Investor



                         By:/s/ Michelle M. Heath
                             Name: Michelle M. Heath
                             Title:






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